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[LOGO]           LONE STAR                                          NEWS RELEASE
            TECHNOLOGIES, INC.

                                                     CONTACT: CHARLES J. KESZLER
                                                                 (972) 770-6495
                                                            Fax: (972) 770-6411



    LONE STAR TECHNOLOGIES, INC. PROVIDES GUIDANCE ON ITS THIRD QUARTER 2001
                           EARNINGS EXPECTATIONS


Dallas, TX, September 18, 2001 . . . Lone Star Technologies, Inc. (Lone Star), (NYSE: LSS) reported that it expects net income in the range of $2.0 million to $3.0 million, or $.08 to $.12 per diluted share, in the third quarter of 2001, which includes one-time charges of $1.3 million, or $.05 per diluted share, related to early extinguishment of subsidiary credit facilities. Decreased shipments of oil country tubular goods (OCTG), down approximately 20% from the second quarter of 2001, are attributable to curtailed inventory purchases of OCTG. Lower shipments will result in reduced oilfield revenues and increased unit manufacturing costs associated with the lower operating rates. An anticipated improvement in oilfield distributor inventory purchases during the fourth quarter of 2001, coupled with cost reduction initiatives currently being implemented, are expected to result in improved fourth quarter 2001 net income.

Rhys J. Best, Chairman, President and Chief Executive Officer, stated, "There were 1,202 active rigs in the United States last Friday with 82% drilling for natural gas. While a significant portion of drilling activity is supported by distributor OCTG stocking programs for specific exploration and production companies, distributors are currently reducing OCTG inventory purchases for their own account and are expected to resume normal inventory buying patterns in the fourth quarter of 2001. Lone Star is adjusting to lower operating rates in the near term to avoid the possible build of excess inventories. I am also pleased to report that the purchase of North Star Steel's Tubular Division is on schedule and we expect it to be completed during the fourth quarter and to significantly improve our opportunities in 2002."

Further details regarding third quarter 2001 results from operations will be provided when Lone Star reports its third quarter earnings the week of October 15, 2001.

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.



     This release contains forward looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.